MEGA CAPITAL INVESTMENTS INC.
3310 Mathers Avenue
West Vancouver, British Columbia
V7V 2K5
August 8, 2002

BY FAX

The shareholders of Minera Los Lagartos S.A. de C.V.:

Ing. Porfirio Padilla Lara: Hermosillo, Sonora

Dr. Peter Megaw: Tucson, Arizona

Dr. Carl Kuehn: Tucson Arizona

Dear Sirs:

Share Purchase Agreement

We write with respect to Minera Los Lagartos S.A. de C.V. ("Lagartos"). Subject to the acceptance of this agreement by the TSX Venture Exchange (the "Exchange"), Mega Capital Investments Inc. ("Mega") hereby agrees to purchase from each of the undersigned shareholders of Lagartos and each of the undersigned shareholders of Lagartos agrees to sell to Mega 98% of their respective shares of Lagartos in consideration for which Mega will pay to Lagartos US$5,000 plus all applicable purchase and transfer costs within 10 days of the date this agreement is accepted by the Exchange. Mega will also pay to Lagartos US$50,000 for their acquisition of the Juanicipio I Claim in Fresnillo, Zacatecas, Mexico from Ing. Martin B. Sutti Courtade.

Please sign below to signify your agreement with the above and return a copy of this letter to the writer.

Yours very truly,

MEGA CAPITAL INVESTMENTS INC.

David Pearce, President [signature]

Acknowledged and agreed to AUGUST 8, 2002

MINERA LOS LAGARTOS S.A. DE C.V.

Per:

Porfirio C-A Padilla Lara, President

Acknowledged and agreed to [signature], 2002

(Cont'd)

MINERA LOS LAGARTOS S.A. DE C.V.

Per: Dr. Peter Megaw, Secretary

Acknowledged and agreed to November 15 2002

MINERA LOS LAGARTOS S.A. DE C.V.

Per: Dr. Carl Kuehn, Shareholder

Acknowledged and agreed to November ___, 2002